EXHIBIT (C) (1)
Project Atlantic Presentation to Special Committee July 7, 2009

2 DISCLAIMER This presentation has been prepared by Plymouth Partners LLC ("Plymouth") to the Special Committee (the "Special Committee") of the Board of Directors of Atlantic (the "Company") for the sole use by the Special Committee, is for information only and may not be used or relied upon for any purpose other than as specifically contemplated by the written agreement between Plymouth and the Special Committee. These materials are not intended to be and do not constitute a recommendation to any person or entity as to whether to acquire or dispose of or take any other action in respect of any securities of the Company or any other person. In preparing these analyses, Plymouth has relied on publicly available information and other information provided to it by the Company and its representatives and has assumed, without independent verification, the accuracy and completeness of all such information. Plymouth does not assume any responsibility or liability therefor. No representation or warranty, express or implied, is made in relation to the accuracy or completeness of the information presented herein or its suitability for any particular purpose. Plymouth has not conducted any evaluation or appraisal of any assets or liabilities of the Company or any other entity or person referred to in this presentation. Plymouth does not have any obligation to update the information in this presentation. These materials have not been prepared with a view toward public disclosure under state or federal securities laws or otherwise, are intended for the benefit and use of the Special Committee, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without our prior written consent, except as required by law.

3 Table of Contents Situation Update Review of Strategic Alternatives Summary of Financial Analysis Review of Animal Rights Issues Industry Background Review of Trading Multiples Financial Analysis Summary of Results Selected Companies Analysis Selected Transaction Analysis Discounted Cash Flow Analysis Illustrative Leveraged Buyout Analysis Premiums Paid in Selected Acquisitions Illustrative Unaffected Stock Price Appendix

4 Situation Update

5 Process Review Since AB's proposal to acquire Atlantic for $7.50 per share in cash on March 3, 2009, the Special Committee has continuously reviewed a wide range of strategic alternatives The Special Committee's financial advisor contacted over 50 parties to inquire whether they were interested in pursuing a transaction with Atlantic The nature of a transaction was not specified 8 potential counterparties signed Confidentiality Agreements Four parties (including AB Team) submitted first round proposals to acquire Atlantic for cash, with prices ranging from $7.50 - $8.50 per share (see page 7) No party indicated an interest in a strategic merger or "combination" transaction All four parties (including AB Team) invited to second round AB Team and an Industry Bidder submitted second-round proposals to acquire Atlantic for $7.50 per share in cash (see page 7) Two private equity bidders withdrew due to animal rights ("AR") and related financing issues

6 Process Review (Cont'd) The Special Committee informed both parties that it was not inclined to pursue a sale of the Company at the $7.50 price per share indicated, but would be prepared to discuss such a sale at a higher price per share The AB Team indicated they would consider increasing their proposed price to $8.50 per share, subject to negotiation of a definitive merger agreement The Industry Bidder indicated it was not prepared to increase its proposed price On June 19, 2009, the Special Committee reviewed each bidder's position and determined to: Continue to pursue the AB proposal Continue to encourage the Industry Bidder to increase its proposed price per share Continue to review the alternative of remaining independent

7 Process Review - Indications/Proposals Received Process Review - Indications/Proposals Received Process Review - Indications/Proposals Received First Round Second Round *** material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

8 Process Review (Cont'd) Since the June 19 Special Committee meeting, the Special Committee and its advisors have Negotiated significant terms of a merger agreement with the AB Team Confirmed to the Industry Bidder that the Special Committee was prepared to engage in further discussions, as well as negotiate a merger agreement, if the Industry Bidder was willing to raise its indicated price. No reply was received On June 30, 2009, the Special Committee reviewed the financial terms of the AB Team proposal as well as the principal terms and conditions of the proposed merger agreement and determined to continue to negotiate with the AB Team, including attempting to obtain a higher price per share On July 6, 2009, the AB Team informed the Special Committee's financial advisor that they were not prepared to increase the price per share offered

9 Review of Strategic Alternatives

10 Summary of Strategic Alternatives Considered by the Special Committee Committee Committee

11 Review of Strategic Alternatives - Remain Independent Earlier Observations Atlantic growth/margins comparable to peers Peer/industry currently trading at multiples 40-50% below 2004-08 averages Atlantic historically traded at 40-50% discount to peer multiples, except 2008 "Nano-cap" trap Low liquidity Only one analyst covers AR activist risk factors (financing, suppliers, etc.) not suitable for core investors High costs (Sarb-Ox, audit, D&O ins., etc.) Results of Review Atlantic's recent performance is somewhat weaker than Primary Peers Discount to peer multiples increased today 2008 appears to be an exception (see pages 26, 27) Atlantic's future EPS attractive but 50% discount to peers's PE multiple limits upside for share price No actionable path visible to change discount or escape "nano-cap" trap Risks of delisting, debt covenants default

12 Review of Strategic Alternatives - Sale of Company Earlier Observations Execution remains difficult Challenging times Market turmoil at historic levels CRO industry visibility limited Many buyers/investors on the sidelines Too many unknowns Industry pressure increasing on smaller CROs Current AB offer at a premium to "unaffected" trading value Execution risks Financing, disclosure Results of Review Contacted large group of potential buyers Strategic, private equity, venture capital US, UK, Europe and Asia Large Companies not interested Pre-Clinical, Clinical, Diagnostic Lab and diversified companies Mid-size CRO companies One company submitted conditional proposal in second round Private Equity/Venture Capital firms interested in first round, but dropped out AR issues for top management/investors Financing challenge (related to AR) Current AB offer 13% above initial offer

13 Summary of Financial Analysis

14 Financial Analysis Methodology - Discounted Multiples A significant element of the analysis is performed by comparing Atlantic to its Primary Peers (CRL and CVD) and, to a lesser extent, to its Secondary Peers (ICLR , KNDL, PPDI, PRXL) Principally due to AR activist issues and related factors (see pages 18-20), Atlantic has historically traded at a 35-45% discount to the average EV/EBITDA multiple and a 45-55% discount to the average P/E multiple, in each case, of its Primary Peers Discounts were lower briefly in 2008, but today are larger than historical average Atlantic's underlying fundamental business performance has been comparable to that of Primary Peers for the last five years (2004-2008) Recent performance (since Q4 2008) has been significantly worse than Primary Peers Atlantic's reported earnings have been volatile and distorted by foreign exchange (FX) issues, one-time events and financing costs triggered in large part by AR-related concerns Atlantic's exposure to AR issues is unique No other public company in CRO industry affected to the same extent For purposes of a financial analysis, EV/EBITDA and P/E multiples observed for "normal" peer companies (i.e., those not subject to similar levels of AR activism as Atlantic) have been discounted 35-45% and 45-55%, respectively, when such multiples are applied to Atlantic EBITDA and earnings estimates

15 Implied Atlantic Equity Reference Ranges (Per Share) (a) See page 34. (b) See page 38. (c) See page 42. (d) See page 44. (d) See page 44. (d) See page 44. (d) See page 44. (d) See page 44.

16 Multiples at Various Prices per Share Source: Atlantic management. Debt figures exclude warrant offset/closing fee costs and warrant amortization. LTM figures as of 3/31/09 (a) Based on fully diluted shares of 14.5mm. (b) Excludes transaction expenses. Note: Transaction expenses of $15 million would add 0.5x to EBITDA multiples Note: Transaction expenses of $15 million would add 0.5x to EBITDA multiples

17 Review of Animal Rights Issues

18 Atlantic Financial Analyses Reflect Unique History of Company Atlantic has been a target of animal rights activism since December 1999 As a result, the company operates in a business and financial environment that is unique AR activists have specifically singled out Atlantic No other public company in the CRO industry affected to the same extent AR activists not only targeted the Company and its employees, but also customers, suppliers, investors and financial firms directly or indirectly associated with Atlantic AR activists specifically identified and targeted the financial community in an effort to put Atlantic out of business by limiting access to credit and/or to trading markets Physical violence, harassment, vandalism, bomb and death threats, protests and demonstrations at homes and offices of targeted companies or their employees, directors and shareholders, continue to the present day Identification with Atlantic and risk of consequent attacks from AR activists remain a major concern - even for parties remotely associated with Atlantic The result has been that Atlantic has historically traded at approximately 40-50% discount to its primary peers' EBITDA and P/E multiples, respectively, despite reasonably comparable fundamental performance Exacerbated by technical trading factors (low liquidity, limited research coverage, etc.)

19 Examples of AR Activist Impact Company/Employees/Customers: Violence, harassment, threats Key executives targeted Difficult to find willing directors Added security costs, procedures Constant threat of disruption and business interruption Extra effort to win/keep customers ....***... Lenders: Main bank lender withdrew in 2001 Replacement lender withdrew in 2002 2005 Sale/leaseback required to keep company solvent 2005-2006 financing efforts failed twice No bank lenders currently "Anonymous" lender provided 2006 financing at 15-16% all-in rate (700-900 bp above "market") ....***... May withdraw if identity becomes known Few, if any, financing alternatives Equity Investors/Trading: Significant shareholders targeted repeatedly ....***... A new shareholder risks becoming AR target, if identified Transfer agent targeted - Company now its own transfer agent Only one research analyst (vs. 5-10 for peers) Dozens of UK/US market makers targeted - all withdrew NYSE approved, announced, then denied listing in 2005 NYSE agreed to Arca listing ...***... (15 months later - December 2006) Low multiple keeps aggregate market capitalization below $100 million "Nano-cap" trap Other: Company cannot obtain UK checking account Auditors targeted - name disguised to secure anonymity Trustees, insurers, brokers, multiple suppliers targeted Multiple bidders withdrew from or declined to participate in current process due to AR issues Multiple private equity firms failed to attract lender interest Existing AB Team investors may withdraw if identity becomes known Source: Atlantic management *** material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

20 Additional Risk Factors Ongoing AR issues, challenging financial markets, foreign exchange volatility and pharma industry turmoil raise additional risks for Atlantic: The Company would not have met certain loan covenants as of June 30, 2009 (FX a large factor) Required loan amendment and potential significant fee Atlantic has limited alternatives if it has to re-finance its existing debt Company's concerns about a possible delisting from NYSE/Arca have increased In September 7, 2005, NYSE withdrew its previous approval for listing Atlantic (the very day trading was scheduled to begin) ...***... NYSE agreed to Arca listing ...***... In 2008-2009, AR activists redoubled attacks on NYSE, its directors and shareholders Atlantic no longer meets minimum market capitalization of $150 million required for initial Arca listing nor ongoing minimum shareholders equity of $15 million required for Arca continuing listing (Standard I) NYSE has broad discretion to deny ongoing listing Low liquidity and limited investor interest increase risk of delisting *** material has been omitted pursuant to a request for confidential treatment and filed separately with the SEC.

21 Industry Background

22 Review of CRO Industry Conditions Pharma R&D expected to decline in 2009 vs. 2008 (first time in recent history) Postponements and cancellations due to Large pharma (top 20) M&A - Pfizer/Wyeth, Merck/Schering-Plough, Roche/Genentech Innovation gap - spending up 10x in 25 years, but number of new drugs approved each year has remained the same Patent cliff - 30% of revenues going off-patent by 2012 Reprioritization of pipeline Emphasis on late-stage projects All other Access to funding, cost control - especially for small biotech CRO retrenching and consolidation Excess capacity in pre-clinical Margins down across the industry due to fixed costs MDS, WIL, PharmaNet, Patheon, sold or for sale in 2009 Source: Company management, Wall Street research and industry newsletters.

23 Review of Selected Performance Factors Atlantic revenue has grown at rates comparable to its primary competitors since 2003: CAGR of 13% vs.17% for CRL(a) and 13% for CVD Atlantic EBITDA margins appear comparable to those of primary competitors FY 2008 EBITDA margin 19% for Atlantic vs. 20% for CRL Preclinical Services and 24% for CVD Early Stage segment(b) CRL and CVD currently trading at an average of 8.7x LTM EBITDA, approximately 67% of their 5-year average of 12.8x for 2004-2008 CRL and CVD currently trading at an average of 15.9x LTM EPS, approximately 66% of their 5-year average of 24.0x for 2004-2008 Except for a brief period in 2008, Atlantic has traded at approximately a 45-55% lower P/E multiple and a 35-45% lower EBITDA multiple than the average of CRL and CVD for the last five years Source: Public filings and Wall Street estimates for CRL and CVD, management projections for Atlantic (a) Includes Inveresk acquisition, which increased CRL 2005 revenue more than 30% over 2004 on a pro forma basis. (b) CRL and CVD EBITDA margins after allocating corporate costs based on revenue.

24 Recent Relative Performance Indicators Atlantic 2009 EBITDA is expected to be down 33% from 2008 vs. down 18% for CRL and 6% for CVD Assumes 2009 average exchange rate of 1.57 $/£ for Atlantic FX impact approximately 2x for Atlantic vs. CRL, CVD (77% of revenues outside US vs. 48% for CRL and 40% for CVD in 2008) Source: For 2008, public filings. For 2009, management projections for Atlantic, Wall Street estimates from Thomson for other companies Source: For 2008, public filings. For 2009, management projections for Atlantic, Wall Street estimates from Thomson for other companies

25 Review of Trading Multiples

26 Atlantic vs. Peers - EBITDA Trading Multiples Historical EV / TTM EBITDA comparison: EV (trading volume-weighted average price per share over the prior three months multiplied by diluted weighted average shares outstanding plus net debt), divided by twelve month trailing EBITDA Source: Company filings, Bloomberg, Atlantic management projections Note: Figures relating to Atlantic include pension liabilities (approx. 1 x EBITDA for Atlantic recently)

27 Atlantic vs. Peers - P/E Trading Multiples Historical P/E comparison Trading volume-weighted average price per share for prior three months divided by twelve month trailing diluted earnings per share Source: Company filings, Bloomberg, Atlantic management projections Low Atlantic EPS due to increased interest expense

28 Financial Analysis

29 Financial Analysis - Summary of Results

30 Implied Atlantic Equity Reference Ranges (Per Share) (a) See page 34. (b) See page 38. (c) See page 42. (d) See page 44. (d) See page 44. (d) See page 44. (d) See page 44. (d) See page 44.

31 Selected Companies Analysis

32 Selected Companies Analysis Methodology Reviewed average EBITDA and P/E multiples for Primary Peers (CRL and CVD) Also reviewed EBITDA and P/E multiples of Secondary Peers (ICON, KNDL, PPDI and PRXL), as a secondary reference Applied a discount of 35-45% to EBITDA multiples of selected companies, and 45-55% to P/E multiples of selected companies, to calculate implied per share equity reference ranges for Atlantic Discounts based on perceived impact of AR activists and related factors and consistent with historical trading

33 Selected Companies Analysis Source: Company filings, Wall Street estimates. LTM figures as of 3/31/2009 (a) Source of estimates for Atlantic - management projections. Pension liabilities of $33.6mm as of March 31 2009. Debt as reported - includes warrants offset/closing fee costs and warrant amortization. includes warrants offset/closing fee costs and warrant amortization. includes warrants offset/closing fee costs and warrant amortization. includes warrants offset/closing fee costs and warrant amortization.

34 Atlantic Implied Trading Multiples - Based on Discount to Primary Peers' Multiples Source of estimates: Atlantic management projections (a) Average estimated CRL and CVD multiples. See previous page. (b) Net debt as of 3/31/09, excludes warrant offset/closing fee costs and warrant amortization. At Discount to Primary Peers' EBITDA Multiple At Discount to Primary Peers' P/E Multiple

35 Selected Transactions Analysis

36 Selected Transactions Analysis Methodology Reviewed the implied multiples of LTM EBITDA paid in selected recent transactions in the CRO industry Also reviewed multiples of revenues and net income for LRM as well as other periods, where available Most selected transactions occurred when CRO industry stock market trading multiples were significantly higher than today (in some cases, double) In at least four cases, acquirors subsequently wrote off a significant portion of the goodwill established in the original acquisition, indicating the expected cash flows from the business no longer justified the original acquisition price. For those four cases we recalculated the EBITDA multiple by dividing the estimated current carrying value (original acquisition value minus write-off) by the LTM EBITDA at the time of the acquisition Analyzed transaction multiples as reported, but also adjusted the resulting multiples by the change in the average EBITDA trading multiple for the Primary Peers (CRL and CVD) from the relevant transaction announcement date to the present day, to reflect the substantial changes in industry and market conditions EBITDA multiples (reported or adjusted) for the selected transactions discounted 40% when such multiples were applied to Atlantic LTM EBITDA statistics, to take into account the impact of AR activist issues and related factors

37 Selected Transactions Source: Public filings, Bloomberg (a) Adjustment based on the change in the average LTM EBITDA Multiple for CRL and CVD between the announced date of such transaction and the present date. Pre-Clinical transactions are in bold.

38 Illustrative Atlantic Transaction EBITDA Multiple Range - Based on Discount to Selected Transaction EBITDA Multiples (a) See previous page. (b) Excludes warrant offset/closing fee costs and warrant amortization. (c) Source: Atlantic management projections.

39 Discounted Cash Flow Analysis

40 Discounted Cash Flow Analysis Methodology For discounted cash flow ("DCF") calculations, used industry weighted average cost of capital ("WACC") range and then applied 50% discount to resulting implied per share equity reference ranges Primary and Secondary Peer Group mean beta 0.85 7.5% market risk premium, 3.8% risk-free rate 45% debt to market capitalization, 8% cost of debt, 0% tax rate Did not use Atlantic WACC Theoretical WACC calculation for Atlantic suggests approximately 13% Empirical observation, based on current AB offer and current trading levels, implies Atlantic WACC closer to 21% (see page 59) Source for Beta, risk premium and risk-free rate: Bloomberg

41 Discounted Cash Flow Analysis Assumptions DCF analysis based on Atlantic management projections "Normal company" assumptions, followed by assumed Atlantic discount: Transaction date - September 30, 2009 CY2012 exit multiples of 6.7x-8.7x 2012E EBITDA (based on Primary Peers' multiples)(a) WACC of 10.5%-12.5% (Industry estimate)(b) Sensitivity Analysis on a broader range of multiples and discount rates Assumed discount of 50% applied to resulting DCF-based "normal company" stock prices The following table summarizes the Atlantic management projections used for DCF analysis: Excludes pension shortfall payments (as per management projections cash flow statement) (a) See page 33. (b) Source for Beta, risk premium and risk-free rate: Bloomberg. Primary and Secondary Peer Group mean beta 0.85, 7.5% market risk premium, 3.8% risk-free rate, 45% debt to market capitalization, 8% cost of debt, 0% tax rate.

42 Summary DCF Analysis - At Industry Theoretical WACC and Exit Multiple and Assumed Atlantic Trading Discount [] Note: Ignores effect of incremental option exercises (a) Excludes warrant offset/closing fee costs and warrant amortization. Summary DCF Analysis Share Price Sensitivity Analysis

43 Illustrative Leveraged Buyout Analysis

44 Illustrative Atlantic Leveraged Buyout Analysis Atlantic LBO significant assumptions: Atlantic LBO significant assumptions: (a) Includes pension liabilities and capital leases. (b) Includes impact of penny warrants issued to lenders (5% of total equity) and assumes 10% dilution from management incentives.

45 Illustrative Atlantic Leveraged Buyout Analysis Source of estimates: Management projections (a) Includes AB rollover. Assumes penny warrants equal to 5% of total equity issued to lenders and 10% dilution from management incentives.

46 Premiums Paid in Selected Acquisitions

47 Premiums Paid In Selected Acquisitions - 2004-YTD (a) Excludes minority stake purchases, recapitalizations, self-tender offers, exchange offers and repurchases transactions. (b) Excludes transactions with share price 1-week prior to announcement below $1.00 per share. (b) Excludes transactions with share price 1-week prior to announcement below $1.00 per share. (b) Excludes transactions with share price 1-week prior to announcement below $1.00 per share.

48 Premiums Paid In Selected Acquisitions - 2008-YTD by Quarter (a) Excludes minority stake purchases, recapitalizations, self-tender offers, exchange offers and repurchases transactions. (b) Excludes transactions with share price 1-week prior to announcement below $1.00 per share. (c) Period from April 01 to June 15, 2009. (c) Period from April 01 to June 15, 2009. (c) Period from April 01 to June 15, 2009. (c) Period from April 01 to June 15, 2009.

49 Illustrative Unaffected Stock Price

50 Illustrative Unaffected Stock Price - Based on Market and Peer Equity Trading Performance Since Announcement Source: Bloomberg Atlantic stock price before announcement, increased/(decreased) by change in market value (S&P500 or CRL/CVD index) from relevant reference period to July 6, 2009

51 Illustrative Unaffected Stock Price - Based on Trading Market Discount to DCF (a) See page 42. (a) See page 42.

52 Appendix

53 Summary of Management Projections Source: Atlantic management (a) Estimated assuming diluted shares outstanding of 14.4 million. (b) For 2009, blended average of 1.45 for 5 months and 1.65 for 7 months. (b) For 2009, blended average of 1.45 for 5 months and 1.65 for 7 months. (b) For 2009, blended average of 1.45 for 5 months and 1.65 for 7 months. (b) For 2009, blended average of 1.45 for 5 months and 1.65 for 7 months.

54 Historical Stock Price Performance

55 Atlantic Stock Price Performance/Trading Volume over last 5 Years Source: Bloomberg. Not volume weighted AB offer

56 Stock Performance - Atlantic vs. Selected Peers - Last 5 Years (a) Secondary selected companies include PPDI, ICON, PRXL, KNDL Atlantic vs. Primary Peers Atlantic vs. Secondary Peers (a) Atlantic CVD CRL KNDL PRXL ICON PPDI

57 Stock Performance - Atlantic vs. Selected Peers - Since 9/2/2008 (a) Secondary selected companies include PPDI, ICON, PRXL, KNDL Atlantic vs. Primary Peers Atlantic vs. Secondary Peers (a) S&P 500 10 year low Atlantic CVD CRL KNDL PRXL ICON PPDI 6/26/09 6/26/09

58 Atlantic vs. Primary Peers Stock Performance - Atlantic vs. Selected Peers - since 1 Month before Initial Offer (a) Secondary selected companies include PPDI, ICON, PRXL, KNDL Atlantic vs. Secondary Peers (a) AB offer AB offer S&P 500 10 year low Atlantic CVD CRL KNDL PRXL ICON PPDI

59 Atlantic Implied WACC and Cost of Equity Calculation (at 5.1x 2012E Exit EBITDA and $8.50 share price) (a) Based on 10 year U.S. treasury bond rate. (b) Assumed blended value for existing debt (~14%), capital leases (12%), and pension liabilities. (c) Estimated using current capital structure which includes pension liabilities.